EXHIBIT 99.1

American River Bankshares Reports First Quarter 2016 Results

SACRAMENTO, Calif., April 21, 2016 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.4 million, or $0.19 per diluted share for the first quarter of 2016 compared to $1.0 million, or $0.12 per diluted share for the first quarter of 2015.

“American River Bankshares continues to achieve growth in EPS, 58% quarter over quarter, as a result of the fundamental strategies we’ve executed, including increasing net interest income, 8% quarter over quarter and a successful stock buyback program,” said David Taber, President and CEO of American River Bankshares.

Financial Highlights

  Net loans increased $3.1 million (1%) and core deposits decreased $6 million (1%) during the first quarter of 2016.

  The first quarter 2016 net interest margin was 3.63%, compared to 3.46% for the first quarter of 2015.  Net interest income was $5.0 million in the first quarter 2016 compared to $4.7 million in the first quarter of 2015.

  The allowance for loan and lease losses was $5.1 million (1.71% of total loans and leases) at March 31, 2016, compared to $5.3 million (1.99% of total loans and leases) at March 31, 2015.  The allowance for loan and lease losses to nonperforming loans and leases was 322.3% at March 31, 2016, compared to 308.1% at March 31, 2015.

  Shareholders’ equity was $85.3 million at March 31, 2016 compared to $86.1 million at December 31, 2015.  Tangible book value per share was $9.86 at March 31, 2016 compared to $9.50 per share at December 31, 2015.  Book value per share was $12.20 per share at March 31, 2016 compared to $11.72 per share at December 31, 2015.

  In the first quarter of 2016, the Stock Repurchase Program resulted in the Company repurchasing 367,182 shares of its common stock at an average price of $10.29 per share.  The 367,182 shares was the target under the 2016 Program announced in January 2016.

  The Company continues to maintain strong capital ratios.  At March 31, 2016 the Leverage ratio was 10.6% compared to 11.0% at December 31, 2015; the Tier 1 Risk-Based Capital ratio was 18.9% compared to 19.3% at December 31, 2015; and the Total Risk-Based Capital ratio was 20.2% compared to 20.6% at December 31, 2015.

Northern California Economic Update, March 31, 2016

Each quarter, management at American River Bank prepares an industry and economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., Trulia Real Estate Search, ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2015 commercial and residential real estate results, as well as employment trends, have been mostly positive and that continues into 2016.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing fourth quarter 2014 to fourth quarter 2015, commercial real estate vacancies have improved in all segments. Office vacancy decreased from 14.1% to 13.8%, retail vacancy decreased from 11.4% to 10.3%, and industrial vacancy decreased from 10.6% to 10.2%.

In Sonoma County, for the same period, commercial real estate vacancies have improved in the office and industrial segments but increased slightly for the retail segment.  Office vacancy decreased from 17.6% to 16.4%, retail vacancy increased slightly from 4.0 % to 4.1% and industrial vacancy decreased from 7.7% to 5.8%.  In the first quarter of 2016 vacancy rates have decreased in all segments.  For the first quarter of 2016, office vacancy was at 15.6%, retail vacancy was at 3.8% and industrial vacancy was 5.6%.

As of the end of 2015, absorption was positive in all segments for Sonoma County but only positive in the office and retail segments for the Greater Sacramento market. Sacramento has reported positive absorption in each of the last twelve quarters in the office and retail segments. The industrial segment has shown ten quarters of positive growth in the last twelve quarters (negative absorption in the third quarter of 2013 and the fourth quarter of 2015).  Sonoma County has reported positive absorption in each of the last twelve quarters for all segments.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the last two years through the end of the fourth quarter 2015 with lease rates ranging from the following: office: $1.66/SF to $1.74/SF; retail: $1.34/SF to $1.41/SF and industrial: $0.35/SF to $0.46/SF.  As a proxy for Sonoma County, Santa Rosa gross lease rates in the past two years through the end of the fourth quarter of 2015 have shown an increase in office rates and a decrease in both retail and industrial segments.  The lease rates during the recent two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Employment.  National unemployment, at a high of 9.9% at December 31, 2009, has decreased steadily over the past few years and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and currently remains at this rate.  California unemployment was at 9.5% at year-end 2012, 8.2% at year-end 2013, 7.1% at year-end 2014, and 5.9% at year-end 2015.  As of February 2016, the rate decreased to 5.5%.  The number of employed Californians continues to increase; compared to 17.1 million at the end of 2013, statewide employment was 17.6 million at the end of 2014, and 17.9 million at the end of 2015.  The State added another 161,000 jobs during the first three months of 2016.

At year-end December 2014, all three of our markets reported lower unemployment rates than at year end 2013.  Two of our markets (Sacramento MSA and Santa Rosa-Petaluma MSA) are currently at or just below State unemployment figures, and Santa Rosa-Petaluma MSA has been lower than the national average since the end of 2012.  As of December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  Over the same periods, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.   Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, however unemployment increased slightly to 6.5% as of February 2016.

Job growth was mostly positive in all of our markets in 2014, 2015, and as of February 29, 2016.  Compared to December 2014, job growth was 2.02%, 2.56% and (.83%) for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively as of December 2015.  As of February 29, 2016, job growth was .29%, .72% and 1.66% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $626.1 million at March 31, 2016, compared to $634.6 million at December 31, 2015, and $605.9 million at March 31, 2015.

Net loans totaled $292.2 million at March 31, 2016, up from $289.1 million at December 31, 2015 and from $261.1 million at March 31, 2015.  The loan portfolio at March 31, 2016 included: real estate loans of $256.2 million (86% of the portfolio), commercial loans of $35.7 million (12% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $5.7 million (2% of the portfolio).  The real estate loan portfolio at March 31, 2016 includes: owner-occupied commercial real estate loans of $78.0 million (31% of the real estate portfolio), investor commercial real estate loans of $122.3 million (48% of the real estate portfolio), construction and land development loans of $11.5 million (4% of the real estate portfolio) and other loans, which consists of residential and multi-family real estate loans of $44.4 million (17% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, leases, and other assets and other real estate owned (“OREO”).  Nonperforming loans includes all such loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because such loans are well-secured and in the process of collection.  Nonperforming loans decreased $100,000 (5.9%) from $1.7 million at March 31, 2015 to $1.6 million at March 31, 2016.  Nonperforming loans remained flat from the $1.6 million at December 31, 2015.  NPAs declined to $3.4 million at March 31, 2016 from $6.1 million at December 31, 2015 and from $6.3 million at March 31, 2015.  The NPAs to total assets ratio stood at 0.54% at the end of March 2016, down from 0.96% at December 31, 2015 and 1.04% one year ago.

At March 31, 2016, the Company had two OREO properties totaling $896,000.  This compares to three OREO properties totaling $3.6 million at December 31, 2015 and five OREO properties totaling $3.7 million at March 31, 2015.  During the first quarter of 2016, the Company did not add any property. There was a sale of a single commercial property in El Dorado County with a gain of $117,000.  The Company updated the fair value of a single piece of land in Sacramento County with a charge to expense of $376,000.  There was no valuation allowance at March 31, 2016 or December 31, 2015.  This compares to a valuation allowance of $7,000 at March 31, 2015.

Loans measured for impairment were $21.0 million at the end of March 2016, a decrease from $21.4 million at December 31, 2015, and $25.0 million a year ago.  Specific reserves of $789,000 were held on the impaired loans at March 31, 2016, compared to $899,000 at December 31, 2015 and $1.6 million at March 31, 2015.  There was no provision for loan and lease losses for the first quarters of 2016 and 2015 or for the fourth quarter of 2015. The Company had net recoveries of $107,000 in the first quarter of 2016 compared to net recoveries of $7,000 in the first quarter of 2015.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $261.4 million at March 31, 2016, down 4.8% from $274.4 million at December 31, 2015 and down 7.4% from $282.2 million at March 31, 2015.  At March 31, 2016, the investment portfolio was comprised of 90% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 8% obligations of states and political subdivisions, 1% corporate bonds and 1% in FHLB Stock.

At March 31, 2016, total deposits were $523.8 million, compared to $530.7 million at December 31, 2015 and $501.2 million one year ago.  Core deposits increased 6.6% to $440.3 million at March 31, 2016 from $413.1 million at March 31, 2015 and decreased 1.3% from $446.1 million at December 31, 2015.  The Company considers all deposits except time deposits as core deposits.

At March 31, 2016, noninterest-bearing demand deposits accounted for 36% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 25% and time certificates were 16% of total deposits.  At March 31, 2015, noninterest-bearing demand deposits accounted for 32% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 26% and time certificates were 18% of total deposits.

Shareholders’ equity decreased to $85.3 million at March 31, 2016 compared to $86.1 million at December 31, 2015.  The $773,000 (0.9%) decrease in equity from December 31, 2015 was due to a decrease in common stock of $3.8 million primarily related to repurchases made under the 2016 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $1.4 million due to the net income for the year and a $1.6 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.  During the first quarter of 2016, the Company repurchased 367,182 shares of its common stock at an average price of $10.29 per share under the 2016 Stock Repurchase Program.

Net Interest Income

The net interest income during the first quarter 2016 was up 8% to $5.0 million from $4.7 million in the first quarter of 2015 and net interest margin as a percentage of average earning assets was 3.63% in the first quarter of 2016, consistent with the fourth quarter of 2015 and an increase from 3.46% in the first quarter of 2015.  Interest income for the first quarter of 2016 increased 8% to $5.3 million from $4.9 million for the first quarter of 2015 and interest expense for the first quarter of 2016 decreased 6% to $234,000 from $248,000 for the first quarter of 2015.

The average tax equivalent yield on earning assets increased from 3.64% in the first quarter of 2015 to 3.80% for the first quarter of 2016.  Much of the increase in yields from the first quarter of 2015 to the first quarter of 2016 can be attributed to an increase in the yield on investments partially offset by a decrease in the yield on loans.  The yield on investments increased from 2.30% in the first quarter of 2015 to 2.62% in the first quarter of 2016.  This increase is related to a decrease in the amortization expense on mortgage related bonds in the portfolio. The yield on loans decreased from 5.10% in the first quarter of 2015 to 4.90% in the first of 2016.  This decrease is related to new loans being funded at current market interest rates which are lower than the rates on the existing loans in the portfolio.

The average balance of earning assets increased 3% from $554.0 million in the first quarter of 2015 to $571.3 million in the first quarter of 2016.

When compared to the first quarter of 2015, average loan balances increased $32.6 million (12.4%) from $262.5 million to $295.1 million for the first quarter of 2016.  Average investment balances decreased $15.3 million (5.3%) from $290.5 million during the first quarter of 2015 to $275.2 million during the first quarter of 2016.

Average deposits increased $15.0 million (3.0%) from $503.5 million during the first quarter of 2015 to $518.5 million during the first quarter of 2016.  Average borrowings increased from $11.0 million during the first quarter of 2015 to $24.4 million during the first quarter of 2016.

Noninterest Income and Expense

Noninterest income for the first quarter of 2016 was $754,000, up 29% from $585,000 in the first quarter of 2015.  The increase in noninterest income was predominately related to an increase in income from the gain on sale of securities from $167,000 in 2015 to $282,000 in 2016 and an increase in rental income from OREO properties which increased from $71,000 in 2015 to $106,000 in 2016.  The increase in gain on sale of securities was a result of the Bank managing its portfolios to take advantage of changes in the current rate environment.  The increase in OREO income was due to a higher occupancy level in the Company’s income producing office building.

Noninterest expense remained consistent at $3.8 million for the first quarter of 2016 compared to $3.8 million in the first quarter of 2015.  While there were many fluctuations in expense related items between the first quarters of 2015 and 2016, two areas of note would be decreases in salaries and benefits from $2.3 million in 2015 to $2.2 million in 2016 offset by an increase in OREO related expense, which increased from $147,000 in 2015 to $340,000 in 2016.  The decrease in salaries and benefits results from a decrease in average full time equivalent employees from 102.7 in the first quarter of 2015 to 97.3 during the first quarter of 2016.  The increase in OREO expense related to the OREO impairment (expense of $376,000) partially offset by the OREO sale (gain of $117,000) both of which were referenced above.

The fully taxable equivalent efficiency ratio for the first quarter of 2016 decreased to 64.1% from 71.8% for the first quarter of 2015 with the primary reason for the decrease being the increase in net interest income from $4.7 million in 2015 to $5.0 million in 2016.

Provision for Income Taxes

Federal and state income taxes for the quarter ended March 31, 2016 increased by $163,000 from $470,000 in the first quarter of 2015 to $633,000 in the first quarter of 2016.  The higher provision for taxes in 2016 compared to 2015 resulted from an increase in taxable income partially offset benefits from an increase in tax exempt loans and leases.  Pretax income increased $600,000 (40.6%) from $1.4 million in 2015 to $2.0 million in 2016.

Earnings Conference Call

The first quarter earnings conference call will be held Thursday, April 21, 2016 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares (NASDAQ:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	March 31,	December 31,	March 31,
ASSETS	2016	2015	2015
Cash and due from banks	$29,257	$23,727	$17,047
Interest-bearing deposits in banks	999	750	1,000
Investment securities	261,391	274,442	282,225
Loans & leases:
Real estate	256,227	251,818	233,200
Commercial	35,648	36,195	25,133
Lease financing	634	732	1,131
Other	5,049	5,553	7,238
Deferred loan and lease origination fees, net	(250)	(221)	(282)
Allowance for loan and lease losses	(5,082)	(4,975)	(5,308)
Loans and leases, net	292,226	289,102	261,112
Bank premises and equipment, net	1,448	1,407	1,551
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,686
Other real estate owned, net	896	3,551	3,720
Accrued interest receivable and other assets	19,823	21,561	19,193
	$626,140	$634,640	$605,855

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$188,585	$190,548	$158,590
Interest checking	62,339	61,324	62,474
Money market	129,556	135,186	132,083
Savings	59,816	59,061	59,951
Time deposits	83,523	84,571	88,061
Total deposits	523,819	530,690	501,159
Short-term borrowings	3,500	3,500	3,500
Long-term borrowings	7,500	7,500	7,500
Accrued interest and other liabilities	6,019	6,875	5,823
Total liabilities	540,838	548,565	517,982

SHAREHOLDERS' EQUITY
Common stock	$45,838	$49,554	$53,236
Retained earnings	35,790	34,418	30,106
Accumulated other comprehensive income	3,674	2,103	4,531
Total shareholders' equity	85,302	86,075	87,873
	$626,140	$634,640	$605,855

Ratios:
Nonperforming loans and leases to total loans and leases	0.53%	0.56%	0.65%
Net (recoveries) charge-offs to average loans and leases (annualized)	-0.15%	0.12%	-0.01%
Allowance for loan and lease losses to total loans and leases	1.71%	1.69%	1.99%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.68%	11.04%	11.44%
Common Equity Tier 1 Risk-Based Capital	18.71%	19.07%	20.24%
Tier 1 Risk-Based Capital Ratio	18.71%	19.07%	20.24%
Total Risk-Based Capital Ratio	19.97%	20.32%	21.49%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.61%	10.97%	11.38%
Tier 1 Risk-Based Capital Ratio	18.91%	19.34%	20.13%
Total Risk-Based Capital Ratio	20.16%	20.59%	21.38%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	First
	Quarter	Quarter	%
	2016	2015	Change
Interest income	$5,276	$4,902	7.6%
Interest expense	234	248	(5.6)%
Net interest income	5,042	4,654	8.3%
Provision for loan and lease losses	-	-	-%
Noninterest income:
Service charges on deposit accounts	129	117	10.3%
Gain on sale of securities	282	167	68.9%
Rental income from other real estate owned	106	71	49.3%
Other noninterest income	237	230	3.0%
Total noninterest income	754	585	28.9%
Noninterest expense:
Salaries and employee benefits	2,160	2,270	(4.8)%
Occupancy	298	293	1.7%
Furniture and equipment	165	177	(6.8)%
Federal Deposit Insurance Corporation assessments	80	80	-%
Expenses related to other real estate owned	340	147	131.3%
Other expense	748	846	(11.6)%
Total noninterest expense	3,791	3,813	(0.6)%
Income before provision for income taxes	2,005	1,426	40.6%
Provision for income taxes	633	470	34.7%
Net income	$1,372	$956	43.5%

Basic earnings per share	$0.19	$0.12	58.3%
Diluted earnings per share	$0.19	$0.12	58.3%

Net interest margin as a percentage of
average earning assets	3.63%	3.46%

Average diluted shares outstanding	7,130,444	7,845,532

Operating Ratios:
Return on average assets	0.87%	0.64%
Return on average equity	6.44%	4.39%
Return on average tangible equity	7.95%	5.39%
Efficiency ratio (fully taxable equivalent)	64.07%	71.81%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2015	2015	2015	2015
Interest income	$5,276	$5,325	$5,458	$5,283	$4,902
Interest expense	234	229	240	244	248
Net interest income	5,042	5,096	5,218	5,039	4,654
Provision for loan and lease losses	-	-	-	-	-
Noninterest income:
Service charges on deposit accounts	129	122	132	127	117
Gain on sale of securities	282	-	33	51	167
Rental income from other real estate owned	106	87	87	90	71
Other noninterest income	237	224	238	239	230
Total noninterest income	754	433	490	507	585
Noninterest expense:
Salaries and employee benefits	2,160	2,028	2,185	2,045	2,270
Occupancy	298	295	294	301	293
Furniture and equipment	165	163	171	179	177
Federal Deposit Insurance Corporation assessments	80	85	83	76	80
Expenses related to other real estate owned	340	62	58	55	147
Other expense	748	787	641	759	846
Total noninterest expense	3,791	3,420	3,432	3,415	3,813
Income before provision for income taxes	2,005	2,109	2,276	2,131	1,426
Provision for income taxes	633	652	807	745	470
Net income	$1,372	$1,457	$1,469	$1,386	$956

Basic earnings per share	$0.19	$0.20	$0.20	$0.18	$0.12
Diluted earnings per share	$0.19	$0.20	$0.20	$0.18	$0.12

Net interest margin as a percentage of
average earning assets	3.63%	3.63%	3.72%	3.69%	3.46%

Average diluted shares outstanding	7,130,444	7,315,109	7,501,459	7,674,711	7,845,532
Shares outstanding-end of period	6,994,300	7,343,649	7,343,649	7,730,157	7,705,666

Operating Ratios (annualized):
Return on average assets	0.87%	0.91%	0.92%	0.90%	0.64%
Return on average equity	6.44%	6.71%	6.71%	6.31%	4.39%
Return on average tangible equity	7.95%	8.28%	8.27%	7.75%	5.39%
Efficiency ratio (fully taxable equivalent)	64.07%	60.72%	59.14%	60.45%	71.81%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended March 31,	2016			2015
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$278,734	$3,362	4.85%	$261,068	$3,278	5.09%
Tax-exempt loans and leases	16,372	230	5.65%	1,478	23	6.31%
Taxable investment securities	249,622	1,552	2.50%	264,046	1,411	2.17%
Tax-exempt investment securities	25,557	246	3.87%	26,428	254	3.90%
Corporate stock	69	6	34.97%	26	6	32.02%
Interest-bearing deposits in banks	985	1	0.41%	1,000	1	0.41%
Total earning assets	571,339	5,397	3.80%	554,046	4,973	3.64%
Cash & due from banks	28,145			21,265
Other assets	40,595			39,302
Allowance for loan & lease losses	(5,003)			(5,305)
	$635,076			$609,308

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$188,560	$40	0.09%	$200,525	$69	0.14%
Savings	59,206	5	0.03%	58,901	8	0.06%
Time deposits	83,811	139	0.67%	87,696	137	0.63%
Other borrowings	24,368	50	0.83%	10,967	34	1.26%
Total interest bearing liabilities	355,945	234	0.26%	358,089	248	0.28%
Noninterest bearing demand deposits	186,935			156,399
Other liabilities	6,467			6,537
Total liabilities	549,347			521,025
Shareholders' equity	85,729			88,283
	$635,076			$609,308
Net interest income & margin		$5,163	3.63%		$4,725	3.46%

Investor and Media Contact:
Mitchell A. Derenzo
Chief Financial Officer
American River Bankshares
(916) 231-6723